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EXHIBIT 1

Financement-Québec

DESCRIPTION

This description of Financement-Québec is dated as of December 12, 2002 and appears as Exhibit 1 to Financement-Québec's Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2002.

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (otherwise than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Financement-Québec.

FOREIGN EXCHANGE

        Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	1998	1999	2000	2001	2002(1)
United States Dollar	$1.4831	$1.4858	$1.4852	$1.5484	$1.5651
Euro	N/A	€1.5847	€1.3704	€1.3868	€1.4805

(1)
Monthly average through the end of November 2002.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Financement-Québec and Québec ends March 31. "Fiscal 2003" and "2002-2003" refer to the fiscal year ending March 31, 2003 and, unless otherwise indicated, "2002" means the calendar year ended December 31, 2002. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

FINANCEMENT-QUÉBEC

General

        Financement-Québec is a corporation whose share capital is wholly owned by Québec. Its objective is to provide financial services to public organizations and to reduce their financing costs, in particular by granting loans. Although Financement-Québec currently makes loans only to educational and health and social services entities, its enabling legislation also permits loans to municipalities or other organizations designated by the Government of Québec.

        Financement-Québec was created in 1999 to assume some of the functions previously performed by the Financing Fund of Québec. The Financing Fund was established in 1991 to provide financing to certain public bodies that had formerly borrowed funds in their own names. These entities included educational and health and social services organizations and municipalities.

        Following an accounting reform announced in 1998, the functions of the Financing Fund were limited to government organizations and enterprises whose results are consolidated in Québec's financial statements. Certain government entities and special funds continue to obtain financing from the Financing Fund. The loans to organizations not consolidated in Québec's financial statements were transferred to Financement-Québec.

        The address of Financement-Québec is 12 rue Saint-Louis, Québec, Québec, Canada G1R 5L3.

Relationship with Québec

        Financement-Québec was created pursuant to An Act respecting Financement-Québec (R.S.Q., c. F-2.01). It is the responsibility of the Minister of Finance, the Economy and Research (the "Minister"). Financement- Québec is a mandatary of Québec, the civil law equivalent of an agent. Financement-Québec's share capital is wholly owned by Québec. The property of Financement-Québec forms part of the domain of Québec but execution of Financement-Québec's obligations may be levied against its property.

        Despite its status as a mandatary of Québec, Financement-Québec binds none but itself when it acts in its own name. Financement-Québec issues debt securities that are guaranteed by Québec.

        Financement-Québec is administered by a board of nine directors appointed by the Minister: five directors from the Ministry of Finance, the Economy and Research; one representing each of the Ministry of Education, the Ministry of Health and Social Services and the Ministry of Municipal Affairs and Greater Montréal; and one outside director.

        Financement-Québec operates with the support and management expertise of the Ministry of Finance, the Economy and Research. Financement-Québec must periodically prepare an operating plan that must be approved by the Minister. The Minister may issue directives concerning the policy and general objectives to be pursued by Financement-Québec. These directives must be approved by the Government of Québec and, once approved, are binding on Financement-Québec.

        The Government of Québec must approve borrowings.

        Financement-Québec's books and accounts are audited by the Auditor General and the audit report, together with the annual report of operations and financial statements, are submitted to the Minister.

Operations of Financement-Québec

        Financement-Québec grants loans and provides technical services to its client public entities. Technical services may include financial analysis and management and investment of the organization's funds. To date, Financement-Québec's activities primarily consist of holding loans.

        Loans made to public entities are to fund capital expenditures. Such capital expenditures must have been approved by the Government of Québec.

        Loans are made to the borrowing entities with terms matched to the underlying liabilities of Financement-Québec. In addition, Financement-Québec charges a fee for its services at the time of issuance of the loan.

        Sources of revenue to repay these loans come from transfers received by the public entity from Québec.

        Financement-Québec has outstanding loans to educational institutions, including school boards, colleges and universities and to health and social services entities, including hospitals, local community service centers and institutions for seniors. As of March 31, 2002, the total amount of outstanding loans was $6.6 billion. The proportion of total loans outstanding for each category of borrowers at that date was: school boards, 45%; colleges, 12%; universities, 10%; and health and social services, 33%.

        The operating plan for fiscal year 2003, as presented by Financement-Québec to the Minister, forecasts loans of $800 million to be granted to school boards, $300 million to colleges, $300 million to universities and $967 million to hospitals and other health and social services entities.

Sources of Funds

        Fiscal 2000 was a transition year for the Financing Fund and Financement-Québec. As of March 31, 2000, an amount of $3,706 million recorded as advances from Québec is made up of $502 million advanced to Financement-Québec by the Consolidated Revenue Fund and an amount of $3,204 million formerly advanced to the Financing Fund by the Consolidated Revenue Fund for making loans to establishments now served by Financement-Québec. These borrowings were transferred to Financement-Québec during Fiscal 2000.

        As of March 31, 2002, funded debt for borrowings of Financement-Québec on financial markets in its own name, with the guarantee of Québec, amounted to $2,783 million and unfunded debt for borrowings of Financement-Québec guaranteed by Québec amounted to $397 million. At the same date, advances from Québec to Financement-Québec amounted to $3,301 million.

Management

        Financement-Québec has a contract with the Ministry of Finance, the Economy and Research under which employees of the Ministry of Finance, the Economy and Research perform the operations of Financement-Québec.

        As noted above, the board of directors is appointed by the Minister and a Chief Executive Officer of Financement-Québec is designated by the Minister. One position of the board of directors is vacant. The current composition of the board of directors of Financement-Québec is set forth below.

Table 1

Current composition of the board of directors

Name	Position with the Issuer	Position outside the Issuer
Bernard Turgeon	Chief Executive Officer and Chairman of the Board	Assistant Deputy Minister — Financing Debt Management and Financial Operations Ministère des Finances, de l'Économie et de la Recherche 12 rue Saint-Louis, 2[e] étage Québec, Québec Canada G1R 5L3
Daniel Doyon	Vice Chairman of the Board and Executive Vice President	Principal Director — Financing Ministère des Finances, de l'Économie et de la Recherche 12 rue Saint-Louis, 2[e] étage Québec, Québec Canada G1R 5L3
Nathalie Parenteau	Vice President — Finance and Secretary	Director — Financing Fund Ministère des Finances, de l'Économie et de la Recherche 12 rue Saint-Louis, 3[e] étage Québec, Québec Canada G1R 5L3
Andrée Corriveau	Director	Chairman and Chief Executive Officer Centre Financier International de Montréal Cours Le Royer 404 rue Saint-Dizier Montréal, Québec Canada H2Y 3T3
Michel Beaudet	Director	Director — Treasury Operations Ministère des Finances, de l'Économie et de la Recherche 12 rue Saint-Louis, 2[e] étage Québec, Québec Canada G1R 5L3
Pierre Malouin	Director	Associate Deputy Minister Ministère de la Santé et des Services sociaux 1005 chemin Sainte-Foy, 7[e] étage Québec, Québec Canada G1S 4N4
Jean Monfet	Director	Director — Municipal Financing Service Ministère des Affaires municipales et de la Métropole 10 rue Pierre-Olivier-Chauveau, 1er étage Québec, Québec Canada G1R 4J3
Michelle Lapointe	Director	Director — Administration Ministère de l'Éducation 1035 rue de la Chevrotière, 27[e] étage Québec, Québec Canada, G1R 5A5

FINANCIAL STATEMENTS

        The financial statements of Financement-Québec for the fiscal years 2000, 2001 and 2002 are set forth below.

Income Statement

Table 2

Income Statement

	Audited Results 1999-2000(1)(2)	Audited Results 2000-2001(2)	Audited Results 2001-2002(2)	Forecast 2002-2003
	(dollar amounts in thousands)
Net Interest Income
Interest on loans	$118,680	$307,907	$376,083	$426,434
Interest on advances from Québec and on borrowings	(116,035)	(305,572)	(375,672)	(422,398)

Sub Total(3)	2,645	2,335	411	4,036
Net Income From Management And Issuance Fees(4)	1,212	4,241	8,345	2,112

Total Income	$3,857	$6,576	$8,756	$6,148

Administration And Operating Expenses
Service agreement with the Ministère des Finances, de l'Économie et de la Recherche	$(256)	$(553)	$(612)	$(646)
Wages, salaries and allowances	(5)	(286)	(186)	(191)
Professional, administrative and other services	(30)	(58)	(80)	(83)

Total Expenditures	(291)	(897)	(878)	(920)

Net Earnings	$3,566	$5,679	$7,878	$5,228

Statement of Retained Earnings
	(dollar amounts in thousands)
Beginning Balance	$0	$3,566	$9,245	$17,123
Net income	3,566	5,679	7,878	5,228

Ending Balance	$3,566	$9,245	$17,123	$22,351

(1)
The 1999-2000 fiscal year began on October 1, 1999, and ended on March 31, 2000.

(2)
Accounts audited by the Auditor General.

(3)
Net interest income declined in Fiscal 2002 to $411,000, from $2.3 million in Fiscal 2001, due to a mismatch of asset and liability maturities. In Fiscal 2003, based on a forecast presented by Financement-Québec to the Minister for 2002-2003 that assumes long-term (7-year) interest rates of 5.94% and short-term (3 month) interest rates of 2.85% and efforts to reduce the maturities of its liabilities, Financement-Québec expects net interest income to increase to $4.0 million.

(4)
Net income from management and issuance fees in Fiscal 2002 almost doubled to $8.3 million compared to $4.2 million in Fiscal 2001 because Financement-Québec used primarily internally generated funds for its lending, decreasing management and issuance fees paid. In Fiscal 2003, based on the forecast described in footnote (3) above, Financement-Québec expects net income from management and issuance fees to decline to $2.1 million, as its mix of available funds becomes less reliant on internally generated funds and the expense of underwriting fees and commissions increases with external borrowings.

  Balance Sheet

Table 3

Balance Sheet

	Audited Results 1999-2000(1)(2)	Audited Results 2000-2001(2)	Audited Results 2001-2002(2)		Forecast 2002-2003
	(dollar amounts in thousands)
Assets
Loans	$3,773,243	$5,051,570	$6,553,958		$7,780,587
Other assets	74,998	219,501	134,484		147,165

Total Assets	$3,848,241	$5,271,071	$6,688,442		$7,927,752

Liabilities
Advances from Québec	$3,706,365	$3,405,186	$3,300,826		$2,311,342
Borrowings	0	1,687,400	3,179,726	(3)	5,399,447
Other liabilities(4)	128,310	159,240	180,767		184,612
Equity	13,566	19,245	27,123		32,351

Total Liabilities and Equity	$3,848,241	$5,271,071	$6,688,442		$7,927,752

Retained Earnings	$3,566	$9,245	$17,123		$22,351

(1)
The 1999-2000 fiscal year began on October 1, 1999, and ended on March 31, 2000.

(2)
Accounts audited by the Auditor General.

(3)
Including $397 million of short-term debt as of March 31, 2002.

(4)
Represents accrued interest payable on borrowings and advances, bond discounts and premiums, accounts payable and deferred revenue.

WHERE YOU CAN FIND MORE INFORMATION

        This document appears as an exhibit to the annual report of Financement-Québec filed with the U.S. Securities and Exchange Commission (the "Commission") on Form 18-K for the fiscal year ended March 31, 2002. Additional information with respect to Financement-Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Financement-Québec files with the Commission at the Commission's public reference rooms at 450 West Street, N.W., Washington, D.C. 20548. You may also read and copy materials at the Regional Offices of the Commission. Please call the Commission's toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference rooms. Documents filed by Financement-Québec are also available through the SEC's website at http://www.sec.gov. In addition, you may request a copy of these filings at no cost from Financement-Québec, Ministère des Finances, de l'Économie et de la Recherche du Québec, Direction de l'émission des emprunts, 12 rue St-Louis, Québec, Québec, Canada, G1R 5L3. This document is also available on the Internet web site of the Ministère des Finances, de l'Économie et de la Recherche du Québec at http://www.mfer.gouv.qc.ca. Any other information available on this web site, however, shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD LOOKING STATEMENTS

        Various statements made throughout this document are forward looking and contain information about financial results. The words "forecast", "preliminary estimate" and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SUPPLEMENTARY INFORMATION

        The following tables indicate present or future characteristics of the funded debt guaranteed by Québec as of March 31, 2002. Previous characteristics are not indicated.

Table 4

Borrowings as of March 31, 2002

A) Payable in Canadian Dollars

				Canadian Dollars
		Interest Payment Date(s)	Coupon (%)
Maturity Date	Issue Date(1)			Nominal Value	Book Value	CUSIP Number
2003-12-01	2000-07-20	06-01 & 12-01	6.25	$749,820,000	$750,695,290	317385-AA-0
2003-12-01	2000-08-14	06-01 & 12-01	Floating	130,000,000	130,001,171	317385-AB-8
2006-06-01	2000-08-16	06-01 & 12-01	6.30	998,180,000	1,011,400,350	317385-AC-6
2008-12-01	2001-04-09	06-01 & 12-01	5.75	105,500,000	104,366,926	317385-AE-2
2015-12-01	2000-09-01	06-01 & 12-01	6.25	309,400,000	306,691,143	317385-AD-4

				2,292,900,000	2,303,154,880
Adjustments relating to swap agreements				490,124,000	490,124,000

Total — Payable in Canadian Dollars				$2,783,024,000	$2,793,278,880

B) Payable in foreign currency

Payable in Euro

Medium-Term Notes

				Foreign Currency Units
Maturity Date		Interest Payment Date(s)	Coupon (%)			Equivalent in Canadian Dollars	CUSIP Number or ISIN Code
	Issue Date(1)			Nominal Value	Book Value
2008-12-03	2001-12-03	03-03, 06-03, 10-03 & 12-03	Floating	€350,000,000	€348,958,393	490,124,000	XS0139268758
Adjustments relating to swap agreements				(350,000,000)	(348,958,393)	(490,124,000)

Total — Payable in Euro				€ 0	€ 0	0

Total — Payable in foreign currencies						0

Total — Borrowings						$2,793,278,880

(1)
If more than one issue date, the date of the first issue is indicated.

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

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EXHIBIT 1
Financement-Québec
DESCRIPTION
TABLE OF CONTENTS
FOREIGN EXCHANGE
FINANCEMENT-QUÉBEC
FINANCIAL STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD LOOKING STATEMENTS
SUPPLEMENTARY INFORMATION